UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 18, 2009

FIRST MARINER BANCORP
(Exact name of Registrant as specified in Charter)

Maryland	000-21815	52-1834860
(State or other Jurisdiction	(Commission File Number)	(IRS Employer Identification
of incorporation)		No.)

1501 S. Clinton Street, Baltimore, MD  21224
(Address of Principal Executive Offices/Zip Code)

Registrant's telephone number, including area code:  (410) 342-2600

Not Applicable
(Former name or former address of Registrant, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.              Entry into a Material Definitive Agreement.

First Mariner Bank (the “Bank”), the wholly-owned bank subsidiary of First Mariner Bancorp, reports that it has agreed with the Federal Deposit Insurance Corporation (the “FDIC”) and The Maryland Division of Financial Regulation (the “Division”) to the entry of an Order to Cease and Desist, dated and effective September 18, 2009 (the “Order”), which directs the Bank to increase its capitalization, improve earnings, reduce non-performing loans, strengthen management policies and practices, and reduce reliance on non-core funding.  A copy of the Order is attached hereto as Exhibit 10.1.

Prior to the issuance of the Order, the Bank’s Board and management had already taken steps to devise and implement strategies meant to address the issues noted in the Order.  The Bank is working in complete cooperation with its regulators and expects to satisfy all of the requirements of the Order.  The Bank continues to pursue plans to increase its capitalization through a combination of capital-raising efforts, which include conventional efforts in public and private markets as well as the sale of assets. The Bank has already complied with the directive to charge off loans identified as “Loss” and has made significant progress in reducing the levels of “Substandard” assets. Also prior to the entry of the Order, the Bank had established a compliance committee made up entirely of independent directors who will oversee and monitor compliance with the Order. Management believes that the Order will not materially impact the day-to-day operations of the Bank, nor should it have any material impact on any of its customers.

The Order requires the Bank to adopt a plan to achieve and maintain a Tier 1 Leverage Capital ratio of at least 7.5% of the Bank’s average total assets and a Total Risk-Based Capital ratio of at least 11% of its Total Risk Weighted Assets within the next nine months.  The Bank has presented a plan to the FDIC and the Division detailing how it will achieve a Tier 1 Leverage Capital ratio of 6.5% and a Total Risk-Based Capital ratio of 10% by March 31, 2010, and a Tier 1 Leverage Capital ratio of 7.5% and a Total Risk-Based Capital ratio of 11% by June 30, 2010.  At June 30, 2009, the Bank reported a Tier 1 Leverage Capital ratio of 5.8% and a Total Risk-Based Capital ratio of 8.7%.

Within 10 days of the Order, the Bank must charge-off or collect all loans on its books that, as of March 30, 2009, were classified as “Loss”.  Within 60 days of the Order, the Bank must adopt a plan to reduce its risk exposure on each asset classified as “Substandard” as of March 31, 2009.  Substandard assets must be reduced by 25% within nine months of the Order and by 50% by the end of 2010.  Management has already made significant progress towards the achievement of the prescribed reduction in “Substandard” asset levels and charged off loans classified as “Loss” during the quarter ended March 31, 2009.  Additionally, the Order generally prohibits the Bank from extending further credit to any existing borrower whose credit has been classified as “Loss”, “Doubtful” or “Substandard” and is uncollected.

The Bank must submit an annual budget and profit plan and a plan that takes into account the Bank’s pricing structure, the Bank’s cost of funds and this can be reduced, and the level of and provision expense for adversely classified loans.  While the Order is in effect, the Bank may not pay dividends or management fees without the FDIC’s prior consent, the Bank may not accept, renew or roll over any brokered deposits or pay effective yields on deposits that are greater than those generally paid in its markets.

To address reliance on non-core funding, the Bank must adopt a liquidity plan intended to reduce the Bank’s reliance on non-core funding, wholesale funding sources, and high-cost rate-sensitive deposits.  The steps required include identifying the source and use of borrowed and/or volatile funds, establishing back-lines of credit to the extent possible, establishing a minimum liquidity ratio, addressing concentrations of borrowed funds and the use of such funds, addressing pricing and collateral requirements with funding channels, and establishing a liquidity contingency plan.

Finally, the Order requires the Bank’s Board of Directors to establish a compliance committee to oversee and insure the Bank’s compliance with the Order, 75% of the members of which must be non-employee directors.

Portions of this report contain forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Statements that are not historical in nature, including statements that include the words “anticipate”, “estimate”, “should”, “expect”, “believe”, “intend”, and similar expressions, are expressions about the Bank’s intentions and expectations and are not guarantees.  Such forward-looking statements involve certain risks and uncertainties, including economic conditions, competition in the geographic and business areas in which the Bank operates, inflation, fluctuations in interest rates, legislation, and governmental regulation.  These risks and uncertainties are described in detail in the section of the periodic reports that First Mariner Bancorp files with the Securities and Exchange Commission entitled “Risk Factors”.  Actual results may differ materially from such forward-looking statements, and First Mariner Bancorp assumes no obligation to update forward-looking statements at any time except as required by law.

Item 9.01.              Financial Statements and Exhibits

(d)           Exhibits

Exhibit 10.1    Order to Cease and Desist entered September 18, 2009 (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST MARINER BANCORP

Date: September 21, 2009	By:	/s/ Mark A. Keidel
Mark A. Keidel
President/Chief Operating Officer

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Order to Cease and Desist entered September 18, 2009 (filed herewith)

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